Exhibit 5.1

353 N. CLARK STREET CHICAGO, IL 60654-3456

April 4, 2018

General Dynamics Corporation

2941 Fairview Park Drive

Falls Church, Virginia 22042-4513

Re: General Dynamics Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to General Dynamics Corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter to register 82,550 shares (the “Shares”) of common stock, $1.00 par value per share, of the Company (the “Company’s Common Stock”) issuable pursuant to the CSRA Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”). On April 3, 2018, Red Hawk Enterprises Corp., a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”), merged with and into CSRA Inc., a Nevada corporation (“CSRA”), with CSRA continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”), in accordance with the terms of an Agreement and Plan of Merger dated as of February 9, 2018, as amended on March 20, 2018 (the “Merger Agreement”). Pursuant to the Merger Agreement, each restricted stock unit awarded to CSRA employees in 2018 (each a “CSRA 2018 RSU”) under the Plan was converted into a restricted stock unit subject to a number of shares of the Company’s Common Stock determined in accordance with the Merger Agreement, on the same terms and conditions as were applicable to such CSRA 2018 RSUs immediately prior to the effective time of the Merger. The Company assumed the Plan pursuant to the Merger for the purposes of the satisfying the above-referenced obligations with respect to the CSRA 2018 RSUs.

We are familiar with the Registration Statement and the exhibits thereto. We have also examined originals or copies, certified or otherwise, of such other documents, certificates, evidence of corporate action and instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including (i) the by-laws and the certificate of incorporation of the Company, each as currently in effect; (ii) the Plan; and (iii) certain records of corporate proceedings with respect to the Plan.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all

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documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have relied, without independent verification, upon (i) statements and representations of officers and other representatives of the Company and others as to certain factual matters and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, it is our opinion that the Shares covered by the Registration Statement have been duly authorized by all necessary corporate action of the Company and, when duly issued, delivered and paid for in accordance with the Plan and the applicable award agreements, at prices not less than the par value thereof, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is based exclusively on the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP